Exhibit 10.6

** CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

THIS LICENSE AGREEMENT effective as of June 1, 2003 (“Effective Date”), by and between RIKEN, a company organized and existing under the laws of Japan having its registered office at 2-1 Hirokawa, Wako-shi, Saitama 351-0198, Japan (“RIKEN”), Dr. Katsuhiko Mikoshiba, an individual having an address at 2-19-25 Inokashira, Mitaka, Tokyo, Japan (“MIKOSHIBA”) and MediciNova, Inc., a corporation organized and existing under the laws of the State of Delaware, United States, and having its principal office at 4370 La Jolla Village Drive, Suite 400, San Diego, CA 92122 United States (“MEDICINOVA”).

W I T N E S S E T H:

WHEREAS,	LICENSORS are the sole owners of the Patent Assets (as defined herein);

WHEREAS, MEDICINOVA desires to obtain exclusive license rights, with rights to grant sublicenses, under the Patent Assets and LICENSORS desire to grant such licenses to MEDICINOVA, upon the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1. “Affiliate” shall mean (i) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party or (iii) any corporation or business entity of which a Party has the

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right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

1.2. “Business Day(s)” means any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed.

1.3. “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.4. “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.5. “Centralized Procedure” shall mean the European Union Centralized Procedure for marketing authorization in accordance with Council Regulation n° 2309/93 of July 22, 1993 or any successor regulations.

1.6. “CFR” shall mean the United States Code of Federal Regulations.

1.7. “Compound” shall mean IP3-binding polypeptides and their homologs or analogs.

1.8. “Dominating Patent” shall mean an unexpired patent which has not been invalidated by a court or other governmental agency of competent jurisdiction which is owned by a Third Party and which MEDICINOVA or its sublicensees reasonably believe they have no commercially reasonable alternative to obtaining a royalty-bearing license under such patent in order to commercialize a Product under this Agreement.

1.9. “End of Phase 2 Meeting” shall mean the first end of Phase 2 meeting with the FDA, as defined in 21 CFR Section 312.47, intended to determine the safety of proceeding to Phase 3, evaluate the Phase 3 plan and protocols and identify any additional information necessary to support an NDA for Product.

1.10. “Effective Date” shall mean the date first above written.

1.11. “Europe” shall mean the United Kingdom, France, Germany and Italy.

1.12. “FDA” shall mean the United States Food and Drug Administration and any successor agency having substantially the same functions.

1.13. “Field” means all uses, excluding the use of assay kits for assaying IP3 and/or the capacity of a substance to bind to IP3.

1.14. “First Commercial Sale” shall mean the first sale of Product in any country in the Territory by MEDICINOVA, its Affiliates or its sublicensee(s), for end use or consumption, after all required approvals have been granted by the governing health authority of such country.

**	CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.15. “GAAP” means generally accepted accounting principles in the United States.

1.16. “Improvement” shall mean any and all improvements and enhancements, including any changes or modifications to the subject matter disclosed in the Patent Assets and any methods, processes, compositions therein and thereto patentable or otherwise, related to the Compound or Product including, without limitation, any change or modification in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, indication, use or packaging of Compound or Product.

1.17. “IND” shall mean an investigational new drug application and any amendments thereto relating to the use of Product in the United States or the equivalent application in any other regulatory jurisdiction in the Territory, the filing of which is necessary to commence clinical testing of pharmaceutical products in humans.

1.18. “Inventor” shall mean MIKOSHIBA or those under MIKOSHIBA’s direction and control.

1.19. “LICENSORS” shall mean RIKEN and MIKOSHIBA; LICENSOR shall mean either RIKEN or MIKOSHIBA.

1.20. “NDA” shall mean a new drug application filed with the FDA for marketing authorization of a Product in the United States or, if the context so indicates, a corresponding submission under the Centralized Procedure or with the Japanese Ministry of Health and Welfare, and any amendments and supplements thereto.

1.21. “Net Sales” shall mean the actual gross amount invoiced for the commercial sale of Product in the Territory commencing upon the date of First Commercial Sale, after deducting, in accordance with GAAP, the following:

(i)	trade, cash and quantity discounts;

(ii)	allowances for product returns, including allowances for rejected Product, or spoilage or recalled Product;

(iii)	rebates and chargebacks;

(iv)	retroactive price reductions;

(v)	sales or excise taxes, VAT or other taxes, and transportation and insurance charges and additional special transportation, custom duties, and other governmental charges;

(vi)	rebates or similar payments paid in connection with sales of Product to any governmental or regulatory authority in respect of

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any state or federal Medicare, Medicaid or similar programs in any country of the Territory; and

(vii)	write-offs or allowances for bad debts.

Sales or other transfers between MEDICINOVA and its Affiliates shall be excluded from the computation of Net Sales and no payments will be payable on such sales or transfers except where such Affiliates are end users, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates.

1.22. “Party” shall mean RIKEN, MIKOSHIBA or MEDICINOVA.

1.23. “Patent Assets” shall mean (i) [**], (ii) any Japanese, U.S., international and foreign patent applications claiming priority benefits of a patent application listed in part (i) above, including, but not limited to, conversions, continuing prosecution applications, requests for continuing examination, divisional applications, substitutions, re-examinations, continuations, and continuations-in-part; (iii) all Japanese, U.S., international and foreign patents issuing from patent applications listed in parts (i) or (ii) above; and (iv) all reissues, renewals, supplemental certificates of protection and extensions of patents issuing from patents listed in part (iii) above, in each case which are owned or co-owned by LICENSOR(S) and which relate to Compound or Product or Improvements which are developed, produced, conceived or invented by Inventor; including but not limited to the patents and patent applications listed on Schedule 1.23 hereto, and any counterparts thereof which have been or may be filed in other countries.

1.24. “Phase 1 Clinical Trial” shall mean the clinical trial in which Product is initially introduced into humans.

1.25. “Phase 3 Clinical Trial” means a clinical trial conducted after an End of Phase 2 Meeting on a sufficient number of patients that is designed to establish that Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed, and supporting marketing authorization or label expansion of Product.

1.26. “Product” shall mean any product in final form for commercial sale by prescription, over-the-counter, or by any other method (or, where the context so indicates, the product being tested in clinical trials), which contains Compound as at least one of the therapeutically active ingredients, in all final dosage forms and package configurations for any indication, or any line extension thereof, in the Field.

1.27. “Proprietary Information” shall mean any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is being provided by that Party to the other Party in connection with this Agreement.

**	CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.28. “Regulatory Approval” means all approvals (including pricing and reimbursement approvals required for marketing authorization), product and/or establishment licenses, registrations or authorizations of all regional, federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, import, export, transport and sale of Product in a regulatory jurisdiction.

1.29. “Riken/Mikoshiba Agreement” shall mean that agreement between RIKEN and MIKOSHIBA dated as of [**], a complete copy of which, together with an English translation thereof, is attached hereto as Exhibit 1.29.

1.30. “Royalty Year” shall mean, (i) for the year in which the First Commercial Sale occurs, the period commencing with the first day of the Calendar Quarter in which the First Commercial Sale occurs (the “Commencement Date”) and expiring on the last day of the Calendar Quarter that ends twelve (12) months after the Commencement Date and (ii) for each subsequent year, each successive twelve (12) month period.

1.31. “SEC” shall mean the United States Securities and Exchange Commission, or any successor agency.

1.32. “Territory” shall mean all of the countries and territories in the world.

1.33. “Third Party(ies)” shall mean a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.34. “Valid Claim” means a claim of an issued and unexpired patent included within the Patent Assets, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE II

LICENSE; SUBLICENSES

2.1. Exclusive License Grant. In consideration of and subject to the terms and conditions of this Agreement, LICENSORS hereby grant to MEDICINOVA an exclusive (even as to LICENSORS), worldwide license under the Patent Assets to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of Compound and Product in the Field and, outside the Field, to use the Patent Assets for research and development purposes and not for commercial purposes. The exclusive license granted under this Section 2.1 includes the right to grant sublicenses. LICENSORS reserve the right to practice the Patent Assets for their own internal research and educational purposes; provided, however, that such use is for non-commercial academic purposes only and for no other purpose, and subject to the provisions of Section 2.2 below.

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2.2. Improvements. Title to any Improvement conceived, developed, discovered and/or reduced to practice solely by MEDICINOVA in connection with the license granted under Section 2.1 above shall be vested solely in MEDICINOVA; provided, however, that LICENSORS shall have the right to use MEDICINOVA Improvements for their own internal research and educational purposes provided, that (i) such use is for non-commercial academic purposes only and for no other purpose and (ii) LICENSORS’ shall promptly notify MEDICINOVA of any intellectual property, discovery or invention, once conceived and/or reduced to practice by LICENSORS in the course of conducting or performing such non-commercial activity relating to MEDICINOVA Improvements. Any interest LICENSORS may have in any patents or patent applications that may embody, disclose or claim such further intellectual property, discovery or invention relating to MEDICINOVA Improvements shall automatically become part of the Patent Assets at no additional cost to MEDICINOVA and any interest LICENSORS may have in any Improvements that are not embodied, disclosed or claimed in any patents or patent applications shall be non-exclusively licensed, free of charge, to MEDICINOVA for application to Compound or Product during the term of this Agreement

2.3. Sublicenses. MEDICINOVA shall have the right to grant sublicenses of any and all rights licensed to MEDICINOVA by LICENSORS under this Agreement to Affiliates or any Third Party in the Territory. In the event of such a sublicense by MEDICINOVA to a Third Party of any rights licensed to MEDICINOVA by LICENSORS under Section 2.1 of this Agreement, the provisions of Section 5.3.2 of this Agreement shall be applicable. MEDICINOVA shall inform RIKEN of the grant of any such sublicenses and shall promptly provide copies thereof to RIKEN.

ARTICLE III

RESEARCH, DEVELOPMENT AND COMMERCIALIZATION

3.1. Exchange of Information. Within sixty (60) days after execution of this Agreement, LICENSORS shall disclose to MEDICINOVA in English and in writing all Patent Assets not previously available or made available to MEDICINOVA. Throughout the term of this Agreement, and in addition to the other communications required under this Agreement, LICENSORS shall also promptly disclose to MEDICINOVA in English and in writing on an ongoing basis all Patent Assets, and any and all additions or revisions thereto.

3.2. Diligence; Development and Commercialization. MEDICINOVA shall use commercially reasonable efforts to develop and commercialize Product, including the preparation and filing of regulatory submissions. As used herein, “commercially reasonable efforts” shall mean efforts and resources normally used by MEDICINOVA for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors. The obligations set forth in this Section 3.2 are expressly conditioned upon the absence of any serious adverse conditions relating to the safety or efficacy of

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Compound or Product including the absence of any action by any regulatory authority limiting the development or commercialization of Compound or Product.

3.3. Regulatory Matters.

(a) MEDICINOVA shall own, control and retain primary legal responsibility for the preparation, filing and prosecution of all filings and regulatory applications required to obtain authorization to commercially develop, sell and use Product in the Territory. MEDICINOVA shall promptly notify RIKEN upon the receipt of Regulatory Approvals and of the date of First Commercial Sale.

(b) RIKEN or MIKOSHIBA, as applicable, shall transfer to MEDICINOVA as soon as practicable after the Effective Date any regulatory filings relating to Compound or Product owned or controlled by such LICENSOR, and LICENSORS shall allow MEDICINOVA to cross reference any regulatory filing owned or controlled by either LICENSOR relating to Compound or Product. Upon MEDICINOVA’s request, LICENSORS shall consult and cooperate with MEDICINOVA in connection with obtaining regulatory approval of Product.

3.4. Trademark. MEDICINOVA shall select, own and maintain trademarks for Product in the Territory

3.5. Adverse Events. Each Party shall promptly furnish to the other Parties hereto all information of which such Party becomes aware concerning safety or utility of Compound or Product, such as adverse or unexpected side effects, injury or other events associated with uses, studies, investigations or tests of Compound or Product whether or not such Party is required to report such information to any regulatory authority and whether or not such event is determined to be attributable to Compound or Product. MEDICINOVA’S obligation under this Section 3.5 shall be satisfied by MEDICINOVA providing such information to RIKEN.

ARTICLE IV

CONFIDENTIALITY AND PUBLICITY

4.1. Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the term of this Agreement and for a period of five years thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a)	is lawfully known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

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(b)	is or becomes properly in the public domain or knowledge otherwise than as a result of breach of this Agreement by the receiving Party;

(c)	is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d)	is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

4.2. Permitted Disclosure of Proprietary Information. Notwithstanding Section 4.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a)	to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations;

(b)	by each of MEDICINOVA or LICENSORS to its respective agents, consultants, Affiliates, MEDICINOVA’s sublicensees and/or other Third Parties (“Disclosees”) for the research and development, manufacturing and/or marketing of the Compound and/or Product (or for such parties to determine their interests in performing such activities) on the condition that such Disclosees agree to be bound by the confidentiality obligations consistent with this Agreement; or

(c)	if and to the extent required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations; provided, however, without limiting any of the foregoing, it is understood that MEDICINOVA or its Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by SEC, may file this Agreement as an exhibit to any filing with the SEC and may distribute any such filing in the ordinary course of its business.

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4.3 Publication. In the event either Party or any Affiliate of or consultant or contractor to either Party wishes to make a written or oral publication relating to Compound or Product, it shall deliver to the other Party a copy of the proposed written publication or an outline of the proposed oral disclosure at least thirty (30) Business Days prior to submission or presentation, such that any issue of patent protection can be resolved in accordance with the terms of this Agreement. Delivery of such material to RIKEN by MEDICINOVA shall satisfy MEDICINOVA’S obligations to deliver to LICENSORS under this Section 4.3.

ARTICLE V

PAYMENTS; ROYALTIES AND REPORTS

5.1. License Fee. In consideration of the rights granted by LICENSORS hereunder, MEDICINOVA shall pay to RIKEN, on behalf of RIKEN and MIKOSHIBA, [**], payable within ten (10) days after the Effective Date. The Parties agree that this amount includes reimbursement of certain patent costs related to the Patent Assets previously incurred by LICENSORS.

5.2. Milestone Payments. Subject to the terms and conditions contained in this Agreement, and in further consideration of the rights granted by LICENSORS hereunder, MEDICINOVA shall pay to RIKEN, on behalf of RIKEN and MIKOSHIBA, the following milestone payments, contingent upon occurrence of the specified event, with each milestone payment to be made no more than once with respect to the achievement of such milestone, but payable the first time such milestone is achieved:

(a) US [**] upon the commencement (first dosing of the first patient) of the first Phase 1 Clinical Trial in the United States;

(b) US [**] upon the commencement (first dosing of the first patient) of the first Phase 3 Clinical Trial in the United States;

(c) US [**] upon the FDA’s first acceptance for filing of an NDA;

(d) US [**] upon receipt of first written Regulatory Approval by the FDA;

(e) US [**] upon receipt of first written Regulatory Approval in Europe; and

(f) US [**] upon receipt of first written Regulatory Approval by the Ministry of Health, Labour and Welfare (or any successor agency having substantially the same functions) in Japan.

MEDICINOVA shall notify RIKEN in writing within thirty (30) days after the achievement of each milestone, and such notice shall be accompanied by payment of the appropriate milestone payment. The payments described in this Section 5.2 shall be payable only upon the initial achievement of each milestone, and no amounts shall be due hereunder for any subsequent or

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repeated achievement of such milestones, regardless of the number of Products for which such milestone may be achieved.

5.3. Royalties and Other Payments.

5.3.1. Royalties Payable By MEDICINOVA.

(a) Subject to the terms and conditions of this Agreement, and in further consideration of the rights granted by LICENSORS hereunder, except as otherwise provided herein, MEDICINOVA shall pay to RIKEN, on behalf of RIKEN and MIKOSHIBA, the following percentages of royalties on Net Sales in each Royalty Year by MEDICINOVA and its Affiliates if the manufacture, use or sale of such Product would, absent the license granted hereunder, infringe one or more Valid Claims in the applicable country:

(i)	[**] of Net Sales equal to or less than US[**];

(ii)	[**] of Net Sales greater than US[**] and less than or equal to US[**]; and

(iii)	[**] of Net Sales greater US[**].

(b) Royalties on Net Sales at the rates set forth in Schedule 5.3.1(a) shall accrue as of the date of First Commercial Sale of Product in the applicable country and shall continue and accrue on Net Sales on a country-by-country basis until the last date on which the manufacture, use or sale of such Product would, absent the license granted hereunder, infringe one or more Valid Claims in such country. Thereafter, MEDICINOVA shall be relieved of any royalty payment under this Section 5.3.

(c) The payment of royalties set forth above (or any payments required by Section 5.3.2 of this Agreement) shall be subject to the following conditions:

(i) only one payment shall be due with respect to the same unit of Product and no multiple royalties shall be payable because any Product, or its manufacture, sale or use is covered by more than one Valid Claim;

(ii) no royalties shall accrue on the disposition of Product by MEDICINOVA, Affiliates or sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies) or for clinical trials; and

(iii) RIKEN shall be responsible for payment of, shall pay and shall indemnify MEDICINOVA against any liability or claim for, any royalties or other payments, obligations or amounts owed to MIKOSHIBA as a result of the rights granted by RIKEN and/or MIKOSHIBA and the payments made by MEDICINOVA to RIKEN under this Agreement. RIKEN shall also be responsible for payment of, shall pay and shall indemnify MEDICINOVA against any

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liability or claim for, any royalties or other payments, obligations or amounts owed to any Third Parties as a result of the rights granted by RIKEN and/or MIKOSHIBA under this Agreement.

5.3.2. Payments in the Event of Sublicense. In the event MEDICINOVA enters into a sublicense with a Third Party or Third Parties under Section 2.3 of this Agreement of any rights licensed to MEDICINOVA by LICENSORS under Section 2.1 of this Agreement, then in lieu of MEDICINOVA paying to RIKEN the royalty payments set forth in Section 5.3.1 above, MEDICINOVA shall pay to RIKEN, on behalf of RIKEN and MIKOSHIBA, [**] of royalties received by MEDICINOVA from such sublicensee(s) (the “Sublicense Royalty Payments”). Payments shall be required under Section 5.3.2 for the same period set forth in Section 5.3.1(b) hereof.

5.3.3. Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product in any country with a royalty rate lower than the royalty rate provided by Section 5.3.1, then the royalty rate to be paid by MEDICINOVA on Net Sales in that country under Section 5.3.1 shall be reduced to the rate paid by the compulsory Third Party licensee.

5.3.4. Third Party Licenses. If MEDICINOVA would be prevented from developing, making, having made, using, selling or importing Product included in the Patent Assets in any country of the Territory on the grounds that by doing so MEDICINOVA or any sublicensee would infringe a Dominating Patent or other patent rights held by a Third Party in said country, any royalties or other payments paid to such Third Party by MEDICINOVA in such country shall be creditable against the royalty or other payments payable to RIKEN by MEDICINOVA in such country.

5.3.5. Combination Product. Notwithstanding the provisions of Section 5.3.1, in the event a Product is sold as a combination product or kit with other biologically active components, Net Sales, for purposes of calculating royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination product or kit by the fraction A/B, where A is the gross selling price of the Product sold separately and B is the gross selling price of the combination product or kit. If no such separate sales are made by MEDICINOVA or its Affiliates, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination product or kit by the fraction C/(C+D), where C (excluding the fully allocated cost of the other biologically active component in question) is the fully allocated cost of the Compound and D is the fully allocated cost of such other biologically active components.

5.4. Reports; Payment of Royalty. During the term of the Agreement for so long as royalty payments are due, MEDICINOVA shall furnish to RIKEN a quarterly written report for the Calendar Quarter showing the sales of all Products subject to royalty payments sold by MEDICINOVA and its Affiliates (or, if sales of Product were made by a sublicensee, the Sublicense Royalty Payments received from such sublicensee as a result of such sales) during the reporting period and the royalties payable under this Agreement. Reports shall be due on the sixtieth (60th) day following the close of each Calendar Quarter. Royalties shown to have

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accrued by each royalty report, if any, shall be due and payable on the date such royalty report is due. MEDICINOVA shall keep complete and accurate records in sufficient detail to enable the royalties hereunder to be determined.

5.5. Audits. Upon the written request of RIKEN and not more than once in each Calendar Year, MEDICINOVA shall permit an independent certified public accounting firm selected by RIKEN and acceptable to MEDICINOVA to have access during normal business hours, upon ten-days notice to MEDICINOVA, to such of the records of MEDICINOVA as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Royalty Year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to RIKEN only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.

5.5.1. If such accounting firm concludes that additional royalties were owed during such Royalty Year, MEDICINOVA shall pay the additional royalties within sixty (60) days of the date RIKEN delivers to MEDICINOVA such accounting firm’s written report so concluding; provided however, that, in the event that MEDICINOVA shall not be in agreement with the conclusion of such report (a) MEDICINOVA shall not be required to pay such additional royalties and (b) such matter shall be resolved pursuant to the provisions of Section 9.5 herein. In the event such accounting firm or, if the matter is resolved in accordance with Section 9.5 herein, any arbitration award concludes that amounts were overpaid by MEDICINOVA during such period, RIKEN shall repay MEDICINOVA the amount of such overpayment within sixty (60) days of the date of delivery of such accounting firm’s written report or the arbitration award so concluding. The fees charged by such accounting firm shall be paid by RIKEN; provided, however, that if an error in favor of RIKEN of more than the greater of (i) $100,000 or (ii) ten percent (10%) of the royalties due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by MEDICINOVA.

5.5.2. Upon the expiration of twenty-four (24) months following the end of any Royalty Year the calculation of royalties payable with respect to such Royalty Year shall be binding and conclusive upon RIKEN, and MEDICINOVA shall be released from any liability or accountability with respect to royalties for such year.

5.5.3. Each Party hereto shall treat all financial information subject to review under this Section 5.5 or under any sublicense agreement in accordance with the confidentiality provisions of this Agreement.

5.6. Payment Exchange Rate. All payments to RIKEN under this Agreement shall be made in United States dollars. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due RIKEN shall be calculated monthly in accordance with GAAP and based on the conversion rates published in the Wall Street Journal, Eastern edition.

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5.7. Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article V, RIKEN shall provide MEDICINOVA, prior to any such payment, annually or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to Form W-8BEN or any successor forms) and MEDICINOVA shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article V. MEDICINOVA will use commercially reasonable efforts consistent with its usual business practices and cooperate with RIKEN to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries.

5.8. Exchange Controls. Notwithstanding any other provision of this Agreement, if at any time legal restrictions prevent the prompt remittance of part or all of the royalties with respect to Net Sales in any country, payment shall be made through such lawful means or methods as MEDICINOVA may determine. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect (and such suspended payments shall not accrue interest), and promptly after such prohibition ceases to be in effect, all royalties that MEDICINOVA or its Affiliates would have been obligated to transmit or deposit, but for the prohibition, shall be deposited or transmitted, as the case may be, to the extent allowable, (less any transactional costs). If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1. LICENSORS’ Representations and Warranties. LICENSORS severally represent and warrant to MEDICINOVA that:

(a) With respect to the preparation and prosecution of Patent Assets, (i) LICENSORS and its agents have used all reasonable and predictable efforts to comply with applicable U. S., non-U.S., and International treaties, laws, articles and rules, including in each of its pending applications, where applicable, naming the proper inventors, satisfying its duty of candor, disclosing the best mode and otherwise complying with all the requirements of 35 U.S.C.112 and (ii) LICENSORS have no reason to believe that U.S. and non-U.S. claims would not be granted, which would include claims similar in scope to and directed to the subject matter recited in the claims of [**], included in the Patent Assets as set forth in Schedule 1.23.

(b) this Agreement has been duly executed and delivered by LICENSORS and constitutes legal, valid, and binding obligations enforceable against LICENSORS in accordance with its terms;

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(c) as of the Effective Date, no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by LICENSORS of this Agreement or the consummation by LICENSORS of the transactions contemplated hereby;

(d) as of the Effective Date, LICENSORS have the full corporate power and authority to enter into and deliver this Agreement, to perform and to grant the licenses granted under Article II hereof and to consummate the transactions contemplated hereby; all corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained;

(e) LICENSORS have not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Patent Assets nor have LICENSORS entered into any agreement with any Third Party that could prevent MEDICINOVA from exploiting, or that grants rights or is otherwise in conflict with, the rights granted to MEDICINOVA pursuant to this Agreement;

(f) LICENSORS are the sole and exclusive owners under the Patent Assets, all of which are owned free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental or university entity or subdivision thereof, including without limitation, the University of Tokyo, has any claim of ownership with respect to the Patent Assets, whatsoever;

(g) as of the Effective Date, the contemplated development, importation, manufacture, use, offer for sale and sale of Compound does not and will not infringe any patent rights owned or possessed by any Third Party;

(h) they have disclosed to MEDICINOVA all information known by them as of the Effective Date, that is reasonably believed by LICENSORS to be related to the Compound, Product, or Patent Assets and the activities contemplated under this Agreement;

(i) Schedule 1.23 is a complete and accurate list of all patents and patent applications included under Patent Assets as of the Effective Date;

(j) as of the Effective Date, there are no claims, judgments or settlements against or owed by LICENSORS or pending or, to the best of its knowledge, threatened claims or litigation relating to the Patent Assets;

(k) in connection with development of Compound, LICENSORS have complied in all material respects with applicable U.S. and Japanese laws and regulations;

(l) attached as Exhibit 1.29 is a true and complete copy of the Riken/Mikoshiba Agreement, including all exhibits and supplements thereto and modifications or amendments thereof. Neither RIKEN nor MIKOSHIBA is in default under or in breach of any terms or provisions of the Riken/Mikoshiba Agreement, and such agreement is in full force and effect as

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of the date hereof. During the term of this Agreement, neither RIKEN nor MIKOSHIBA shall amend, modify, terminate or cause a default under the Riken/Mikoshiba Agreement. Notwithstanding any provision in the Riken/Mikoshiba Agreement, each of RIKEN and MIKOSHIBA consent to the terms and conditions of this Agreement and, to the extent any of the terms and conditions of this Agreement are inconsistent with provisions of the Riken/Mikoshiba Agreement, the terms and conditions of this Agreement shall govern.

6.2. MEDICINOVA Representations and Warranties. MEDICINOVA represents and warrants to LICENSORS that as of the Effective Date:

(a) this Agreement has been duly executed and delivered by it and constitutes legal, valid, and binding obligations enforceable against it in accordance with its terms;

(b) it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained; and

(c) no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby.

6.3. Effect of Representations and Warranties.

It is understood that if the representations and warranties made by a party under this Article 6 are not true and accurate, and the other party incurs damages, liabilities, costs or other expenses as a result, the Party making such representations and warranties shall indemnify and hold the other party harmless from and against any such damages, liabilities, costs or other expenses incurred as a result.

ARTICLE VII

PATENT MATTERS

7.1. Filing, Prosecution and Maintenance of Patent Applications or Patents included in Patent Assets. RIKEN shall have the initial right and responsibility to file, prosecute and maintain the Patent Assets in the name of LICENSORS using agents and/or attorneys reasonably acceptable to MEDICINOVA. RIKEN shall be responsible for the payment of forty percent (40%) and MEDICINOVA shall be responsible for the payment of sixty percent (60%) of all patent prosecution and maintenance costs. RIKEN shall keep MEDICINOVA fully informed of all matters relating to the filing, prosecution and maintenance of the Patent Assets including providing MEDICINOVA with copies of substantive communications, search reports and third party observations submitted to or received from patent offices throughout the Territory and shall give MEDICINOVA the opportunity to review and comment on any of the foregoing. If RIKEN

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elects not to prosecute or maintain a patent application or patent included in the Patent Assets in any country, it shall provide MEDICINOVA with written advance notice sufficient to avoid any loss or forfeiture, and MEDICINOVA shall have the right, at its sole expense, to prosecute or maintain such patent application or patent in such country. Following receipt of such notice, upon request of MEDICINOVA, RIKEN and MIKOSHIBA shall assign to MEDICINOVA such patent application or patent that is proposed to be abandoned or otherwise caused or allowed to lapse or be forfeited, for no further consideration. Thereafter, MEDICINOVA’S royalty obligations related to such patent application or patent in such country shall terminate and such patent application or patent in such country shall no longer be deemed a Patent Asset.

7.2. Patent Office Proceedings. Each Party shall inform the other Party of any request for, filing, or declaration of any proceeding before a patent office seeking to protest, oppose, cancel, reexamine, declare an interference proceeding, initiate a conflicts proceeding, or analogous process involving a patent application or patent included in the Patent Assets. Each Party thereafter shall cooperate fully with the other with respect to any such patent office proceeding. Each Party will provide the other with any information or assistance that is reasonable. Each Party will bear its own costs.

7.3. Enforcement and Defense.

(a) Each Party shall promptly (and in any event within 20 Business Days) give the other Parties notice of any infringement in the Territory of any patent application or patent included in the Patent Assets that comes to such Party’s attention. The Parties will thereafter consult and cooperate fully to determine a course of action, including, without limitation, the commencement of legal action by any Party. However, MEDICINOVA shall have the first right to initiate and prosecute such legal action at its own expense and in the name of RIKEN, MIKOSHIBA and/or MEDICINOVA, or to control the defense of any declaratory judgment action relating to the Patent Assets. MEDICINOVA shall have a period of 40 Business Days from becoming aware of any such infringement to inform RIKEN if MEDICINOVA elects not to exercise such first right. RIKEN shall, if MEDICINOVA either elects not to exercise such first right or fails to make such election within such period of 40 Business Days, have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of RIKEN and MIKOSHIBA, and if necessary, MEDICINOVA.

(b) If MEDICINOVA elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Subsection 7.3(a), and RIKEN elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by RIKEN.

(c) For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and

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maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request.

(d) Any recovery obtained by MEDICINOVA or RIKEN shall be shared as follows:

(i)	the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii)	the other Party then shall, to the extent possible, recover its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action;

(iii)	if RIKEN initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by RIKEN; and

(iv)	if MEDICINOVA initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by MEDICINOVA, except that RIKEN shall receive a portion equivalent to the royalties or other payments it would have received under this Agreement if such amount were deemed Net Sales.

(e) Either LICENSOR shall inform MEDICINOVA of any certification regarding any Patent Assets it has received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or under Canada’s Patented Medicines (Notice of Compliance) Regulations Article 5 and shall provide MEDICINOVA with a copy of such certification within five (5) days of receipt. RIKEN’S and MEDICINOVA’s rights with respect to the initiation and prosecution, or defense, of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be allocated as defined in Subsections 7.3(d) (i) through (iv); provided, however, that MEDICINOVA shall exercise the first right to initiate and prosecute, or defend, any action and shall inform RIKEN of such decision within fifteen (15) days of receipt of the certification, after which time, if MEDICINOVA has not advised RIKEN of its intention to initiate and prosecute, or defend, such action, RIKEN shall have the right to initiate and prosecute, or defend, such action.

7.4 Patent Term Extensions and Supplemental Protection Certificates. The Parties shall cooperate in obtaining patent term extensions or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by MEDICINOVA. If elections with respect to obtaining such extension or supplemental protection certificates are to be made, MEDICINOVA shall have the right to make the election and LICENSORS shall abide by such election. All costs incurred relating to the activities under this Section 7.4 shall be borne by MEDICINOVA provided that all of such costs paid by

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MEDICINOVA shall be creditable against any amounts otherwise payable by MEDICINOVA to RIKEN under Section 5.3.1 or 5.3.2 of this Agreement.

ARTICLE VIII

TERM AND TERMINATION

8.1. Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 8.2 and 8.3 below, the term of this Agreement shall continue in effect until the date of expiration of the last to expire patent included in the Patent Assets. Expiration of this Agreement under this provision shall not preclude MEDICINOVA from continuing to develop, make, have made, use, sell, offer for sale, and import Product in the Territory without further remuneration to LICENSORS.

8.2. Termination by Notice. Notwithstanding anything contained herein to the contrary, MEDICINOVA shall have the right to terminate this Agreement at any time by giving sixty (60) days advance written notice to LICENSORS. Except as set forth in this Agreement, in the event of such termination, the rights and obligations hereunder, excluding any payment obligation that has accrued as of the termination date and excluding rights and obligations relating to confidentiality, shall terminate immediately, and the provisions of Section 8.4 shall be applicable.

8.3. Termination.

8.3.1. Termination for Cause. Either Party may terminate this Agreement by notice to the other Party at any time during the term of this Agreement as follows:

(a) if the other Party is in breach of any material obligation hereunder by causes and reasons within its control, or has breached, in any material respect, any representations or warranties set forth in Article VI, and has not cured such breach within ninety (90) days after notice requesting cure of the breach, provided, however, that if the breach is not capable of being cured within ninety (90) days of such written notice, the Agreement may not be terminated so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable; or

(b) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof and if the Party subject to the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings gives the other Party written notice thereof.

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8.3.2. Licensee Rights Not Affected.

(a) In the event MEDICINOVA terminates this Agreement under Section 8.3.1(b), or this Agreement is otherwise terminated under Section 8.3.1(b), or LICENSORS is a debtor in a bankruptcy proceeding, whether voluntary or involuntary, all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of 11 U.S.C. §101 et seq. (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that MEDICINOVA and RIKEN shall retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either LICENSOR under the Bankruptcy Code, MEDICINOVA shall be entitled to all applicable rights under Section 365 of the Bankruptcy Code, including but not limited to, entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefor by MEDICINOVA.

(b) In the event MEDICINOVA is a debtor in a bankruptcy proceeding, whether voluntary or involuntary, all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365 of the Bankruptcy Code, executory contracts. The Parties agree that applicable law does not excuse LICENSORS from accepting performance by, or rendering performance under this Agreement and all rights and licenses granted hereunder to, a person or entity other than MEDICINOVA.

8.4. Effect of Expiration or Termination. Except as set forth in this Agreement, in the event of termination of this Agreement, the rights and obligations hereunder, excluding any payment obligation that has accrued as of the termination date and excluding rights and obligations relating to confidentiality, shall terminate immediately, except that MEDICINOVA and its Affiliates and sublicensees shall have the right to sell or otherwise dispose of the stock of any Product subject to this Agreement then on hand or in process of manufacture. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article IV shall survive the expiration or termination of this Agreement and shall continue in effect for five (5) years from the date of expiration or termination. In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

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ARTICLE IX

INDEMNIFICATION

9.1. MEDICINOVA shall indemnify, defend and hold harmless LICENSORS from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and/or arbitration) (a “Liability”) resulting from a claim, suit or proceeding brought by a Third Party against LICENSORS, arising from or occurring as a result of activities performed by MEDICINOVA in connection with the development, manufacture or sale of any Product, except to the extent caused by the negligence or willful misconduct of either LICENSOR or any breach of this Agreement by either LICENSOR.

9.2. LICENSORS shall indemnify, defend and hold harmless MEDICINOVA from and against any and all Liability resulting from a claim, suit or proceeding brought by a Third Party against MEDICINOVA, arising from or occurring as a result of activities performed by either LICENSOR in connection with the development, manufacture or sale of any Product, except to the extent caused by the negligence or willful misconduct of MEDICINOVA or any breach of this Agreement by MEDICINOVA.

9.3. RIKEN shall indemnify, defend and hold harmless MEDICINOVA from and against any and all Liability resulting from a claim, suit or proceeding brought by any Third Party against MEDICINOVA, alleging patent infringement or any claim relating to the Patent Assets.

9.4 In the event that a Party intends to claim indemnification under this Article 9 they shall promptly notify the indemnifying party in writing of such alleged Liability. The indemnifying party shall have the sole right to control the defense and settlement thereof. The indemnified party shall cooperate with the indemnifying party and its legal representatives in the investigation of any action, claim or liability covered by this Article 9. The indemnified party shall not, except at their own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying party.

ARTICLE X

MISCELLANEOUS

10.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, flood, embargo, war, acts of war (whether war be declared or not), insurrection, riot, civil commotion, strike, lockout or other labor disturbance, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

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10.2. Assignment. The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that MEDICINOVA may assign this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets or in the event of a merger, consolidation, change in control or similar corporate transaction. MECINOVA shall promptly inform RIKEN of the Assignment in a written form. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

10.3. Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. In such event, the Parties shall replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

10.4. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to MEDICINOVA to:

MEDICINOVA, INC.

4370 La Jolla Village Drive, Suite 400

San Diego, CA 92122

United States

Attention: Takashi Kiyoizumi, M.D., Ph.D.

Tel: 858.373.1500

Fax: 858.373.7000

if to LICENSORS to:

RIKEN

Technology Transfer Division

2-1 Hirokawa

Wako-shi, Saitama 351-0198

Japan

Attention: Hideki Okawara

Tel:+81-48-467-9762

Fax::+81-48-462-4609

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or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by internationally-recognized overnight courier if so delivered and on the seventh (7th) Business Day following the date of mailing if sent by registered or certified mail.

10.5. Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of the United States of America and State of New York without reference to any rules of conflict of laws.

10.6. Dispute Resolution.

(a) The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a “Dispute”) by conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within twenty (20) Business Days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officer of each Party. Such Chief Executive Officers shall negotiate in good faith to achieve a resolution of the Dispute referred to them within twenty (20) Business Days after such notice is received by the Party to whom the notice was sent. If the Chief Executive Officers are unable to settle the Dispute between themselves within twenty (20) Business Days, they shall so report to the Parties in writing. The Dispute shall then be referred to mediation as set forth in the following subsection (b).

(b) Upon the Parties receiving the Chief Executive Officers’ report that the Dispute referred to them pursuant to subsection (a) has not been resolved, the Dispute shall be referred to mediation by written notice from either Party to the other. The mediation shall be conducted pursuant to the LCIA Mediation Procedure. In the event MEDICINOVA is the claimant, the mediation shall be held in Japan; in the event any LICENSOR is the claimant, the mediation shall be held in the United States, in the state of California. The language of the mediation shall be English. If the Parties have not reached a settlement within twenty (20) Business Days of the date of the notice of mediation, the Dispute shall be referred to arbitration pursuant to subsection (c) below.

(c) If after the procedures set forth in subsections (a) and (b) above, the Dispute has not been resolved, a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Parties shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall continue to make good faith efforts to amicably resolve the dispute without arbitration. If the Parties have not reached a settlement during that period the arbitration proceedings shall go forward and be governed by the LCIA Arbitration Rules then in force. Each such arbitration shall be conducted by a panel of three arbitrators with appropriate experience in the biotechnology or pharmaceutical industry: one arbitrator shall be appointed by each of

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MEDICINOVA and RIKEN and the third arbitrator, who shall be the Chairman of the tribunal, shall be appointed by the two-Party appointed arbitrators. In the event MEDICINOVA is the claimant, the arbitration shall be held in Japan; in the event any LICENSOR is the claimant, the arbitration shall be held in the United States, in the state of California. The language of the arbitration shall be English.

The tribunal shall issue its award within forty-five (45) days after the date on which the arbitration proceedings have closed. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Each Party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the cost of the mediation and arbitration levied by the LCIA.

Any mediation or arbitration proceeding entered into pursuant to this Section 10.6 shall be conducted in the English language. Subject to the foregoing, for purposes of this Agreement, each Party consents, for itself and its Affiliates, to the jurisdiction of the courts of the State of California.

10.7. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

10.8. Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

10.9. Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

10.10. Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

10.11. Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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10.12. Right to Develop Independently. Nothing in this Agreement shall be deemed to prevent MEDICINOVA from commercializing products similar to or competitive with a Product. Nothing in this Agreement will impair MEDICINOVA’S right to independently acquire, license, develop for itself, or have others develop for it, intellectual property and technology performing similar functions as the Compound or Product or to market and distribute products based on such other intellectual property and technology.

10.13. Further Assurances. At any time or from time to time on and after the date of this Agreement, each Party shall at the request of the other (i) deliver to the other such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as the other Party may reasonably deem necessary or desirable in order for the other Party to obtain the full benefits of this Agreement and the transactions contemplated herein.

10.14. LIMITATION OF LIABILITY. NO PARTY SHALL BE LIABLE TO ANY OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

RIKEN

By:	/s/ Tasaburo Masuda
Name:	Tasaburo Masuda
Title:	Chief Executive Officer

MEDICINOVA, INC.

By:	/s/ Takashi Kiyoizumi
Name:	Takashi Kiyoizumi, M.D., Ph.D.
Title:	President and Chief Executive Officer

Dr. Katsuhiko Mikoshiba

By:	/s/ Katsuhiko Mikoshiba

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SCHEDULE 1.23

PATENT ASSETS

Country	Application No.	Application Date	Patent No.
[**]	[**]	[**]
[**]	[**]	[**] (Internal Priority Filing based on the Japanese Patent Application No. [**])
[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]

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EXHIBIT 1.29

RIKEN/MIKOSHIBA AGREEMENT

Agreement for Joint Application (English translation by RIKEN)

Rikagaku Kenkyuusho having its registered office at 2-1 Hirosawa, Wako-shi, Saitama 351-0198 Japan ( hereafter called “ Riken” ) and Dr. Katsuhiko Mikoshiba whose registered residence at 2-19-25 Inokashira, Mitaka, Tokyo, Japan ( hereafter called “Mikoshiba” ) entered into the following agreement with respect to the invention specified below. ( hereafter called “Invention”).

Specifics of the Invention

Date of the Application; [**]

Application Number; [**]

Title of the Invention; [**]

Article 1. (Shares in the Right)

1. The right to obtain patent both in Japan and in foreign countries with respect to the invention and patent right to be obtained based on such right to obtain patent ( hereafter called “ the Patent etc” ), shall be jointly owned by Riken and Mikoshiba. Each party share in of the Patent etc. shall be as follows:

Riken [**] and Mikoshiba [**]

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Article 2. (Procedure)

1. After the consultation with Mikoshiba

Riken shall carry out various procedures before the Patent Office, concerning the Invention such as application for patent examination, application for patent trial, and the payment of patent fees (hereafter called “ Procedure of the Invention”) and Mikoshiba shall cooperate with Riken.

2. Riken may appoint and replace its representatives with respect to Procedure of the Invention and shall consent thereto.

Article 3. (Sharing of Expenses)

1. Riken and Mikoshiba shall each share, in proportion to each party’s share in the right provided by Article 1. hereof, the stamp duties to be paid to the Patent Office for Procedures of the Invention as well as fees to be paid to patent attorney, and Riken and Mikoshiba shall pay these expenses at the request by their representatives. In the event Riken paid certain expenses for Mikoshiba which Mikoshiba is obligated to pay, Mikoshiba shall immediately reimburse such expenses to Riken at Riken’s request for reimbursement.

Article 4. (Working by Mikoshiba)

1. Riken will not work the Patent.

2. Mikoshiba will give a notice to Riken when he decides to work the Patent.

3. In the event Mikoshiba works the Patent, Mikoshiba shall pay to Riken an amount of money calculated by multiplying an amount of royalty which is equivalent to what is received for licensing of the Patent etc. to a third party and Riken’s share stipulated in Article 1.

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Article 5. (Licensing to a Third Party)

1. If and when the Patent etc. is licensed to a third party, Riken and Mikoshiba shall consult with each other with respect to the conditions etc. of such licensing. Provided, however, the consultation is not consummated before the date designated by Riken, Mikoshiba shall accept Riken’s intention.

2. In the event Riken and Mikoshiba received a royalty payment from the third party as a result of licensing under the preceding paragraph, Riken and Mikoshiba share the amount of royalty in proportion to each party’s share provided by Article hereof.

Article 6. (Dispute with a Third Party)

If and when either Riken or Mikoshiba becomes aware that the Patent etc. is infringed or is going to be infringed by a third party, said party shall inform the fact to the other party and Riken and Mikoshiba shall cope with such infringement in cooperation with each other. Expenses incurred thereafter or recoveries for the damage from the third party shall be in principle shared or distributed, as the case may be, between Riken and Mikoshiba in proportion to each party’s share ratio provided by Article 1. hereof.

Article 7. (Assignment of Share in the Patent etc.)

1. If and when Mikoshiba assigns its share in the Patent etc. provided by Article 1. hereto to a third party, Mikoshiba shall obtain in advance Riken’s written consent thereto pursuant to Paragraph 3 of Article 33 and Paragraph 1 of Article 73 of the Patent Law.

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2. If and when Mikoshiba obtained Riken’s written consent specified by the preceding paragraph, Mikoshiba shall cause the third party who becomes the assignee to succeed to the rights and obligations of Mikoshiba which are provided by the Agreement hereof. Such succession of the rights and obligations shall be confirmed by Riken in writing. If and when the said assignee fails to fulfill the rights and obligations, Mikoshiba shall be jointly and severally liable with the assignee for the damage caused by the failure.

Article 8. (Waiver of Share in the Patent etc.)

1. In the event Mikoshiba desired to waive its own share in the Patent etc. provided by Article 1. hereof, Mikoshiba shall in advance notify Riken in writing.

2. In the following events, Mikoshiba shall be deemed to have waived its share in the Patent etc.

(1) If and when Mikoshiba fails to fulfill its obligation to render its cooperation provided by Article 3. hereof within a month from the date of request for payment by Riken or its representative.

(2) If and when Mikoshiba fails to fulfill its obligation to render its cooperation provided by Paragraph 1 of Article 2. and Article 6. until the date designated by Riken.

3. In the event Mikoshiba waived its share in the Patent etc. in accordance with Paragraph 1 or 2 of this Article, Riken, at its option, may succeed to Mikoshiba’s share in the Patent etc. without making any payment to Mikoshiba. Mikoshiba shall cooperate with Riken in various procedures necessary for such succession such as the change of the name of patent application which shall be prosecuted by Riken at its expense.

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4. In the event Mikoshiba’s obligation to cooperate with Riken provided by the preceding paragraph is not fulfilled on or before the date designated by Riken and the procedures of the preceding Paragraph is not completed, then, the Patent etc. shall be deemed to be solely owned by Riken and Riken may dispose of the Patent etc. at its discretion.

Article 9. (Patent Application based on Priority Claim)

Whether or not an application based on Priority Claim concerning the Invention may be filed should be determined through the consultation between Riken and Mikoshiba prior to filing of such an application. Various conditions for joint application according to Article 9. hereof should be determined pursuant to the Agreement.

Article 10. (Patent Application in Foreign Countries)

Whether or not an application for a patent concerning the Invention may be filed in a foreign country to its Patent Office shall be determined through the consultation between Riken and Mikoshiba prior to filing of such an application. Various conditions for patent application in foreign countries according to Article 10. hereof should be determined pursuant to the Agreement.

Article 11. (Notice)

1. Any and all notice to Mikoshiba to be made by Riken or by its representative pursuant to the provisions of this Agreement shall be dispatched to the following address; Mikoshiba’s address is 2-19-25 Inokashira, Mitaka, Tokyo, Japan.

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2. If and when Mikoshiba changed its address specified in the preceding paragraph, Mikoshiba shall notify Riken of such change in writing within fourteen (14) days from the date of such changing.

3. Any and all notice to Mikoshiba to be made by Riken or its representative pursuant to the provisions of this Agreement shall be deemed to be received by Mikoshiba after the lapse of seven (7) day period starting from the next day of the date of dispatch. Provided, however, if and when Mikoshiba’s address is located outside of Japan, such period shall be fourteen (14) days.

Article 12. (Term of the Agreement)

This Agreement shall be effective from the date of application for the Patent etc. concerning the Invention until the date of expiration of the Patent etc.

Article 13. (Miscellaneous)

In the event any question arises in connection with any and all matters which are not provided in this Agreement or any and all matter in this Agreement, Riken and Mikoshiba shall consult with each other in good faith and resolve the question.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly signed in two originals and Riken and Mikoshiba shall each retain one original.

Signature blank for Riken and Mikoshiba

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